UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2006

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices) (Zip Code)

(858) 746-2400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 5, 2006, ResMed Inc. (the “Company”) announced that it has exercised its right to call for an early redemption all of its outstanding 4% Convertible Subordinated Notes due 2006. As of January 5, 2006, there was $113.25 million in aggregate principal amount of the notes outstanding. The notes were issued and the redemption will be effected pursuant to the provisions of the Indenture dated June 20, 2001, between the Company and American Stock Transfer & Trust Company, as trustee. The Company provided notice to the trustee and the holders of the notes that it will redeem the notes on March 3, 2006 at a redemption price of approximately $1,016 per $1,000 principal amount of notes, or 100.8% of the principal amount thereof plus accrued and unpaid interest to the redemption date.

On the redemption date, the redemption price will become due and payable upon each note to be redeemed. Interest on the notes will cease to accrue on and after the redemption date and the only remaining right of the holders of the notes will be to receive payment of the redemption price, including accrued and unpaid interest to the redemption date, upon surrender to the trustee of the notes.

Pursuant to the Indenture, the notes called for redemption may be converted at the election of the holders into shares of common stock of the Company at any time before the close of business on March 2, 2006, the business day prior to the redemption date. The notes are convertible into approximately 33 shares of common stock of the Company for each $1,000 principal amount of the notes, at a conversion price of $30.30 per share. No payment will be made for accrued interest on notes surrendered for conversion.

A copy of the press release dated January 5, 2006 relating to the redemption is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibits:	Description of Document

99.1	Press Release dated January 5, 2006

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: January 11, 2006	RESMED INC. (registrant)

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Global General Counsel; Sr. Vice President, Organizational Development; and Corporate Secretary

EXHIBIT INDEX

Exhibits:	Description of Document

99.1	Press Release dated January 5, 2006